Exhibit 99.(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" and "General Information" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statements of Additional Information in Post-Effective Amendment No. 114/115 to the Registration Statement (Form N-1A, No. 002-97596 and No. 811-04297) of Van Eck Funds and to the incorporation by reference of our report dated February 25, 2013 on CM Commodity Index Fund, Emerging Markets Fund, Global Hard Assets Fund, International Investors Gold Fund, Multi-Manager Alternatives Fund, and Unconstrained Emerging Markets Bond Fund (all of the series constituting the Van Eck Funds) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2012.

Ernst & Young LLP

New York, NY

April 18, 2013